Exhibit 99.1

Newtek Business Services Corp. Reports Full Year 2016 Financial Results

Achieved 27.5% Year-Over-Year Growth in SBA 7(a) Loan Fundings in 2016

Lake Success, N.Y. - March 6, 2017 - Newtek Business Services Corp. (“Newtek” or the “Company”), (NASDAQ: NEWT), an internally managed business development company (“BDC”), announced today its financial results for the year ended December 31, 2016.

Full Year 2016 Highlights:

•	Net asset value (“NAV”) of $209.1 million, or $14.30 per share, at December 31, 2016; an increase of 2.6% over NAV of $203.9 million, or $14.06 per share, at December 31, 2015.

•	Total investment income of $31.0 million; an 18.8% increase over $26.1 million for the year ended December 31, 2015.

•	Total investment portfolio increased by 29.3% to $345.2 million at December 31, 2016, from $266.9 million at December 31, 2015.
•Debt-to-equity ratio of 82% at December 31, 2016.

•	Net investment loss of $(9.3) million, or $(0.64) per share, for the year ended December 31, 2016, compared to $(6.2) million, or $(0.57) per share, for the year ended December 31, 2015.

•	Adjusted net investment income[1] of $23.2 million, or $1.60 per share, for the year ended December 31, 2016.

•	Completed seventh and largest securitization resulting in the issuance and sale of $53.4 million of notes, rated by Standard and Poor’s Financial Services, LLC.

•	Completed investment in banc-serv Partners, LLC, a new wholly owned controlled portfolio company.

Loan Funding Highlights:

•	Funded $309.1 million of SBA 7(a) loans in 2016; an increase of 27.5% over last year.

•	Newtek Business Credit Solutions, a portfolio company, closed $7.3 million of SBA 504 loans in 2016.

•	Received $8.5 billion in loan referrals in 2016; a 67% increase over the same period last year.

•	In the fourth quarter 2016, the Company received $2.8 billion in loan referrals; a 100% increase over fourth quarter 2015.

•	In January 2017, received $932.8 million in loan referrals; a 79% increase over the same period last year.

•	At December 31, 2016, SBA 7(a) loans in the pipeline were $176.1 million; a 77% increase over the same period last year.

•	Anticipate funding approximately $400 million in SBA 7(a) and SBA 504 loans in 2017, which would represent an approximate 26% increase in SBA loan fundings over 2016.
2016 and 2017 Dividend Forecast and Payments:

•	Paid fourth quarter 2016 dividend of $0.40[2] per share on December 30, 2016 to shareholders of record as of December 15, 2016.

•	Declared and paid $22.2 million, or $1.53 per share, in cash dividends in 2016, which represented 94% of the Company’s 2016 estimated taxable income.

•	Forecasts paying an annual cash dividend of $1.57[2] per share in 2017, representing a 2.6% increase over the 2016 annual dividend of $1.53 per share.

January 2017 Highlights:

•
The Company closed an underwritten offering of 2,587,500 shares of common stock at a public offering price of $15.25 per share, with Keefe, Bruyette & Woods, A Stifel Company, Raymond James & Associates, Inc. and UBS Investment Bank acting as joint bookrunners.

•
Newtek Small Business Finance, LLC, the Company’s nationally licensed SBA lender subsidiary, signed a letter of intent to increase its existing revolving credit facility through Capital One, N.A. by $25 million to $75 million, as well as reduce the borrowing rate. The upsize of the credit facility and rate reduction are subject to final documentation and approval from the U.S. Small Business Administration.

•
The Company announced that approximately 53.0% of the regular quarterly cash dividends paid in 2016 will be reported as ordinary income, 34.8% will be reported as qualified dividends and 12.2% will be reported as long-term capital gains.

Barry Sloane, Chairman, President and Chief Executive Officer said, “We are extremely pleased to report strong full year 2016 results, which were in line with our expectations and previous forecasts. We continued to grow our NAV, which at December 31, 2016 realized a 2.6% year-over-year increase to $209.1 million, or $14.30 per share. At the December 31, 2016 market close, our stock generated a total one-year return, based on market value, to our shareholders of approximately 27.7%3. We met our full year 2016 dividend forecast of $1.53 per share, which was equivalent to approximately 94% of our estimated taxable income in 2016. It is important to note, that approximately 47% of our total quarterly cash dividends paid in 2016 qualify for preferential tax treatment. We believe this is one of the distinct advantages of our business model in which our portfolio companies’ reoccurring stream of income is taxed at the portfolio-company level prior to being distributed to the Company. Equally important is that we believe this reoccurring stream of income to be less sensitive to credit risk, interest rates and inflation, and could potentially benefit with such increases. We are also pleased to reaffirm our dividend forecast for 2017 of $1.57 per share, which represents a 2.6% increase over our 2016 annual dividend. We expect the 2017 annual dividend to maintain similar tax attributes as in 2016 in accordance with the structure of our business model.”
Mr. Sloane continued, “We continued to capitalize on our cost-effective client-acquisition model utilizing our proprietary web-based technology, NewTracker®, and our ever-growing network of alliance partnerships and, as a result, have experienced an increase in our business referrals across all business lines. In 2016, we added several new brand-recognized entities as alliance partners including Raymond James, Meineke and True Value stores. In addition, we continued to seek synergistic investment opportunities that we believe will expand and complement our current business solutions footprint. We currently have several investment opportunities in the pipeline including companies that focus on cloud computing, information technology, payment processing, accounts receivable financing, human resources and benefits solutions, as well as an SBIC fund. As we move through 2017, we look forward to continuing to expand our business and deliver strong returns to our shareholders.”
Investor Conference Call and Webcast

A conference call to discuss the full year 2016 results will be hosted by Barry Sloane, Chairman, Chief Executive Officer, and Jennifer Eddelson, Executive Vice President and Chief Accounting Officer, Tuesday,

March 7, 2017 at 8:30 a.m. ET. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611.
In addition, a live audio webcast of the call with the corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events.cfm. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation and will remain available for 90 days following the live presentation.
Use of Non-GAAP Financial Measures - Newtek Business Services Corp. and Subsidiaries:

In evaluating its business, Newtek considers and uses adjusted net investment income as a measure of its operating performance. Adjusted net investment income includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans, and beginning in 2016, capital gain distributions from controlled portfolio companies, which are reoccurring events. The Company defines Adjusted net investment income (loss) as Net investment income (loss) plus Net realized gains (losses) recognized from the sale of guaranteed portions of SBA 7(a) loan investments, plus Loss on lease expense, plus stock-based compensation expense (added back in third quarter of 2016 only and will not be included prospectively as it is anticipated to be a reoccurring expense), plus the net realized gains on controlled investments (beginning in 2016 as it is anticipated this will be reoccurring income).

The term Adjusted net investment income is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP.  Adjusted net investment income has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider Adjusted net investment income in isolation, or as a substitute for net investment income (loss), or other consolidated income statement data prepared in accordance with U.S. GAAP.  Among other things, Adjusted net investment income does not reflect the Company’s actual cash expenditures.  Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools.  The Company compensates for these limitations by relying primarily on its GAAP results supplemented by Adjusted net investment income.

1Adjusted net investment income (loss) is a non-GAAP financial measure. Adjusted net investment income (loss) equals Net investment income (loss), plus Net realized gains (losses) recognized from the sale of guaranteed portions of SBA 7(a) loans, plus Loss on lease expense plus stock based compensation (added back in third quarter of 2016 only and will not be included prospectively as it is anticipated to be a reoccurring expense), plus the net realized gains on controlled investments (beginning in 2016 as it is anticipated this will be reoccurring income).

2Amount and timing of dividends, if any, remain subject to the discretion of the Company’s Board of Directors.

3As per Bloomberg. Total one-year return includes dividends reinvested in Newtek common stock.

Note regarding Dividend Payments: The Company's Board of Directors expects to maintain a dividend policy with the objective of making quarterly distributions in an amount that approximates 90 - 100% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

About Newtek Business Services Corp.

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB accounts across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval), eCommerce, Accounts Receivable Financing & Inventory Financing, The Secure Gateway, The Newtek Advantage™, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.
Newtek® and Your Business Solutions Company® are registered trademarks of Newtek Business Services Corp.

Note Regarding Forward Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (In Thousands, except for Per Share Data)
	December 31,
	2016	2015
ASSETS
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $219,784 and $166,752, respectively; includes $197,927 and $146,463, respectively, related to securitization trusts)	$211,471	$158,355
SBA guaranteed non-affiliate investments (cost of $10,262 and $2,069, respectively)	11,512	2,284
Controlled investments (cost of $41,001 and $35,781, respectively)	121,302	104,376
Non-control/non-affiliate investments (cost of $904 and $1,847, respectively)	904	1,824
Investments in money market funds (cost of $35 and $35, respectively)	35	35
Total investments at fair value	345,224	266,874
Cash and cash equivalents	2,051	4,308
Restricted cash	20,845	22,869
Broker receivable	2,402	32,083
Due from related parties	3,748	3,056
Servicing assets, at fair value	16,246	13,042
Credits in lieu of cash, at fair value	—	860
Other assets	10,934	9,338
Total assets	$401,450	$352,430
LIABILITIES AND NET ASSETS
Liabilities:
Bank notes payable	$5,100	$29,100
Notes due 2022	7,853	7,770
Notes due 2021	38,767	—
Notes payable – Securitization trusts	118,122	89,244
Dividends payable	—	5,802
Note payable - related parties	1,400	5,647
Due to related parties	1,227	256
Notes payable in credits in lieu of cash, at fair value	—	860
Deferred tax liabilities	5,983	857
Accounts payable, accrued expenses and other liabilities	13,904	8,945
Total liabilities	192,356	148,481
Commitments and contingencies
Net Assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 14,624 and 14,509 issued and outstanding, respectively)	293	290
Additional paid-in capital	188,472	189,031
Undistributed net investment income	8,092	4,437
Net unrealized appreciation, net of deferred taxes	13,008	8,062
Net realized (losses) gains	(771)	2,129
Total net assets	209,094	203,949
Total liabilities and net assets	$401,450	$352,430
Net asset value per common share	$14.30	$14.06

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except for Per Share Data)

	As a Business Development Company			Prior to becoming a Business Development Company
	Year ended December 31, 2016	Year ended December 31, 2015	November 12, 2014 to December 31, 2014	January 1, 2014 to November 11, 2014
Investment income:
From non-affiliate investments:
Interest income	$11,158	$8,924	$1,076	$—
Servicing income	6,160	4,611	562	—
Other income	2,714	1,929	270	—
Total investment income from non-affiliate investments	20,032	15,464	1,908	—
From controlled investments:
Interest income	360	277	27	—
Dividend income	10,573	10,218	37	—
Other income	—	111	4	—
Total investment income from controlled investments	10,933	10,606	68	—
Total investment income	30,965	26,070	1,976	—
Operating revenues:
Electronic payment processing	$—	$—	$—	$79,527
Web hosting and design	—	—	—	13,730
Premium income	—	—	—	18,623
Interest income	—	—	—	5,663
Servicing fee income – NSBF portfolio	—	—	—	3,111
Servicing fee income – external portfolios	—	—	—	6,142
Income from tax credits	—	—	—	48
Insurance commissions	—	—	—	1,480
Other income	—	—	—	3,523
Total operating revenues	—	—	—	131,847
Net change in fair value of:
SBA loans	—	—	—	(3,663)
Credits in lieu of cash and notes payable in credits in lieu of cash	—	—	—	(5)
Total net change in fair value	—	—	—	(3,668)
Expenses:
Electronic payment processing costs	—	—	—	67,011
Salaries and benefits	15,234	12,753	1,458	23,373
Interest	8,440	6,479	568	7,323
Depreciation and amortization	296	326	43	3,140
Goodwill impairment	—	—	—	1,706
Provision for loan losses	—	—	—	(53)
Other general and administrative costs	16,255	12,697	2,236	18,536
Total expenses	40,225	32,255	4,305	121,036
Net investment loss before income tax	(9,260)	(6,185)	(2,329)	—
Provision for income tax - post BDC	—	—	194	—

Net investment loss	(9,260)	(6,185)	(2,523)	—
Net realized and unrealized gains (losses):
Net realized gains on non-affiliate investments	31,512	28,386	595	—
Net realized gains on controlled investments	108	5,473	—	—
Net unrealized (depreciation) appreciation on SBA guaranteed non-affiliate investments	1,035	(3,215)	3,007	—
Net unrealized appreciation (depreciation) on SBA unguaranteed non-affiliate investments	18	1,183	(274)	—
Net unrealized appreciation on controlled investments	11,337	12,250	—	—
Provision for deferred taxes on unrealized appreciation on investments	(5,128)	(857)	—	—
Net unrealized depreciation on non-control/non-affiliate investments	(43)	(24)	—	—
Net unrealized depreciation on servicing assets	(2,269)	(1,268)	(120)	—
Net unrealized depreciation on credits in lieu of cash and notes payable in credits in lieu of cash	(5)	(7)	(4)	—
Net realized and unrealized gains	36,565	41,921	3,204	—
Income before income taxes	—	—	—	7,143
Net increase in net assets	$27,305	$35,736	$681	$—
Provision for income taxes	—	—	—	3,935
Net income	—	—	—	3,208
Net loss attributable to non-controlling interests	—	—	—	85
Net income attributable to Newtek Business Services Corp.	$—	$—	$—	$3,293
Weighted average common shares outstanding:
Basic	—	—	—	7,315
Diluted	—	—	—	7,315
Basic income per share	$—	$—	$—	$0.45
Diluted income per share	$—	$—	$—	$0.45
Net increase in net assets per share	$1.88	$3.32	$(0.33)	$—
Net investment loss per share	$(0.64)	$(0.57)	$0.09	$—
Dividends and distributions declared per share	$1.53	$4.45	$—	$—
Weighted average shares outstanding	14,541	10,770	7,620	—

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

(in thousands, except per share amounts)	Year ended December 31, 2016	Per share
Net investment loss	$(9,260)	$(0.64)
Net realized gain on non-affiliate debt investments	31,512	2.17
Loss on lease	604	0.04
Stock-based compensation	226	0.02
Net realized gains on controlled investments	$108	$0.01
Adjusted Net investment income	$23,190	$1.60